UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 29, 2011
VHGI HOLDINGS, INC.
(Exact name of Company as specified in its charter)
Delaware	000-17520	75-2276137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Main St., Suite #3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code:	(817) 820-7080

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 29, 2011, VHGI Coal, Inc., a Delaware corporation (“VHGI Coal”), which is a wholly owned subsidiary of VHGI Holdings, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Lily Group, Inc., an Indiana corporation (“Lily”) and Paul R. Risinger (“Seller”), the sole stockholder of Lily.

Pursuant to the Purchase Agreement, VHGI Coal will purchase from Seller all outstanding shares of Lily’s common stock for consideration consisting of:

(a)   a 3% secured promissory note (the “Secured Note”), due February 1, 2012 (subject to extension under certain conditions), made by VHGI Coal in favor of Seller in the original principal amount of $15,000,000 (an amount under which equal to (i) the $1,250,000 original principal amount under that certain convertible promissory note dated August 31, 2011, made in favor of Seller by Lily (the “Seller Note”), plus (ii) all accrued but unpaid interest thereon, as calculated as of December 29, 2011, is deemed to have paid in full all principal and interest due under the Seller Note);

(b)   an unsecured 5% promissory note, due April 6, 2013, made by VHGI Coal in favor of Seller in the original principal amount of $2,000,000; and

(c)   700,000 shares of a newly created Series A Convertible Preferred Stock of VHGI Coal.

The Purchase Agreement provides for Seller’s entrance into an employment agreement with VHGI Coal, concurrently with the closing of the transaction contemplated by the Purchase Agreement, pursuant to which Seller will serve as President of VHGI Coal.

The closing of the transaction contemplated by the Purchase Agreement is subject to certain conditions precedent, including receipt of consents and approvals, completion of due diligence, and VHGI Coal’s having secured adequate financing for the transaction.  All of these conditions are within the control of VHGI Coal, and can be waived by VHGI Coal in its sole discretion.  The Purchase Agreement will terminate if the parties have not closed the transaction by February 1, 2012.  There can be no assurances that the transaction will be consummated, or if consummated, as to the final terms thereof.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement dated December 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI HOLDINGS, INC.
(Company)

Date	January 5, 2012
By:		/s/ Scott A. Haire
Name:		Scott A. Haire
Title:		Chief Executive Officer